Exhibit 99.1

The First Bancshares, Inc. and Heritage Southeast Bancorporation, Inc. Announce Receipt of Regulatory Approvals for Merger

HATTIESBURG, Miss. & ATLANTA--(BUSINESS WIRE)--December 11, 2022--The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares” or “the Company”), parent company of The First Bank (“The First”) and Heritage Southeast Bancorporation, Inc. (OTCQX: HSBI) (“HSBI”), parent company of Heritage Southeast Bank, announced today that First Bancshares has received regulatory approval from the Board of Governors of the Federal Reserve System to complete its previously announced merger with Heritage pursuant to the Agreement and Plan of Merger, dated July 27, 2022, by and between First Bancshares and Heritage. First Bancshares has also received a non-objection letter from the Mississippi Department of Banking and Consumer Finance in connection with the transaction.

Completion of the merger remains subject to a 15-day waiting period and the satisfaction or waiver of other customary closing conditions, including the approval of the shareholders of each of First Bancshares and HSBI. Assuming such conditions are satisfied, the closing is expected to occur as soon as practicable in early January 2023.

Upon completion of the transaction, the combined company is expected to have approximately $8 billion in assets, $7 billion in deposits, $5 billion in loans, and over 100 branches across five states in the Southeast.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First Bank. Founded in 1996, The First Bank has operations in Mississippi, Louisiana, Alabama, Florida and Georgia. The Company’s stock is traded on the NASDAQ Global Market under the symbol FBMS. Additional information is available on the Company’s website: www.thefirstbank.com.

About Heritage Southeast Bancorporation, Inc. and Heritage Southeast Bank

Heritage Southeast Bancorporation, Inc. serves as the holding company for Heritage Southeast Bank, which is headquartered in Jonesboro, GA and operates under the names “Heritage Bank,” “The Heritage Bank,” and “Providence Bank” in its various markets. With approximately $1.7 billion in assets, the bank provides a well-rounded offering of commercial and consumer products through its 23 locations. For additional information, visit the HSBI website (myhsbi.com).

Additional Information about the Merger and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration Number 333-267829) for the proposed merger with Heritage, containing a joint proxy statement of Heritage and the Company, as well as a prospectus of the Company. The Company will also file other documents with the SEC with respect to the proposed merger, pursuant to SEC reporting requirements. A definitive joint proxy statement/prospectus has also been mailed to shareholders of the Company and shareholders of Heritage Southeast Bancorporation, Inc. Investors and security holders of the Company and Heritage are urged to read the entire joint proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information about the Company, Heritage, and the proposed merger transactions. Investors and security holders are able to obtain free copies of the registration statement and the proxy statement/prospectus and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website or by contacting the Company.

The Company, Heritage, and their respective directors and executive officers and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2022 annual meeting of shareholders, filed with the SEC on April 6, 2022, and its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Statements Regarding Forward-Looking Information.

This current report on Form 8-K contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the proposed transactions between the Company and Heritage (the “Merger”), the expected returns and other benefits of the Merger to shareholders, expected improvement in operating efficiency resulting from the Merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the Merger on the Company’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. Such forward-looking statements are not guarantees of future performance.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. With respect to the Merger, factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of one or both of the definitive agreement in respect of the Merger, (4) the risk of successful integration of Heritage into the Company, (5) the failure to obtain the necessary approval by the shareholders of Heritage, (6) the amount of the costs, fees, expenses and charges related to the Merger, (7) the ability by the Company to obtain required governmental approvals of the Merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the Merger, (9) the failure of the closing conditions in the definitive agreements in respect of the Merger to be satisfied, or any unexpected delay in closing of the Merger, (10) the risk that the integration of the operations of Heritage into the operations of the Company will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by the Company’s issuance of additional shares of its common stock in the Merger, and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed.

Neither the Company nor Heritage undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this communication, any exhibits hereto or any related documents, the Company and Heritage claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts

The First Bancshares, Inc.
M. Ray “Hoppy” Cole, Jr.
Chief Executive Officer

Dee Dee Lowery
Chief Financial Officer

(601) 268-8998